Exhibit 99.1

The Clorox Company News Release

Clorox Reports Solid Top-line and EPS Growth in Q2
OAKLAND, Calif., Feb. 1, 2007 — The Clorox Company (NYSE: CLX) today announced that solid sales growth and higher gross margin contributed to strong operating results for the company’s fiscal second quarter, which ended Dec. 31, 2006.
“I’m pleased with our second-quarter results,” said Chairman and CEO Don Knauss. “We drove strong sales growth in two of our three business segments, grew gross margin and delivered EPS results above our outlook range for the quarter.
“Importantly, we remain committed to achieving our financial targets for the full fiscal year, and work is under way to refresh our corporate strategy as we set sights on the company’s 2013 centennial. I look forward to sharing our plans this spring for continuing to drive the long-term growth and value of the company.”
Second-quarter highlights
Clorox reported second-quarter net earnings of $96 million, or 62 cents per diluted share. Net earnings included a tax benefit of $5 million, or 3 cents per diluted share, related to the sale of the company’s residual assets in a Brazilian subsidiary. Clorox discontinued its operations in Brazil in fiscal year 2003. The company reported second-quarter earnings from continuing operations of $91 million, or 59 cents per diluted share. This compares with $83 million in the year-ago quarter, or 55 cents per diluted share, for an increase of 4 cents per diluted share. EPS results in the current quarter reflected the benefit of higher sales and gross margin improvement.
Second-quarter sales grew 3 percent to $1.10 billion, compared with $1.06 billion in the year-ago quarter. Volume declined 1 percent, driven by the continued impact of price increases taken in early calendar year 2006, as anticipated. In addition, shipments of Glad® trash bags and some laundry and home-care products were also impacted by aggressive competitive activity. Sales growth outpaced the change in volume primarily due to the pricing impact.
Gross margin in the second quarter increased 100 basis points versus the year-ago quarter to 42 percent. This increase was primarily due to the benefit of cost savings and price increases, partially offset by cost increases for commodities, manufacturing and logistics.
Net cash provided by operations in the second quarter was $122 million, compared to $142 million in the year-ago quarter. The year-over-year decrease was primarily due to the timing of tax payments and cash provided by discontinued operations in the year-ago quarter.
During the quarter, Clorox repurchased about 1.1 million shares of the company’s common stock at a cost of about $69 million, under its ongoing program to offset stock option dilution.
Second-quarter results by business segment
Following is a summary of key second-quarter results by business segment. All comparisons are with the second quarter of fiscal 2006.
Household Group — North America
The segment reported a 2 percent sales decline, 5 percent volume decline and 9 percent decrease in pretax earnings. Aggressive competitive activity resulted in lower shipments of some household products, including Clorox® disinfecting wipes and Clorox 2® color-safe bleach. Also contributing to the segment’s volume results were the impact of price increases on Clorox® bleach and auto-care products, as consumers adjusted to higher retail prices. The variance between changes in sales and volume was primarily due to the impact of price increases. Pretax earnings reflected the impact of higher commodity costs, unfavorable product mix, lower sales and increased transportation costs. These factors were partially offset by the benefits of cost savings and the pricing impact.

Specialty Group
The segment reported 8 percent sales growth, flat volume and a 30 percent increase in pretax earnings. The segment delivered all-time-record shipments of Fresh Step® scoopable cat litter for the third consecutive quarter behind a significant product improvement, as well as higher shipments of Kingsford® grilling products due to a product improvement and favorable December weather. These results were offset by lower shipments of Glad® products, particularly trash bags, due to intense competitive activity and the ongoing impact of early calendar year 2006 price increases. Sales growth outpaced the change in volume primarily due to the pricing impact. Pretax earnings reflected the benefit of higher sales, cost savings and favorable product mix, partially offset by higher commodity costs and energy-related manufacturing and transportation costs.
International
The segment reported 9 percent sales growth, 10 percent volume growth and a 3 percent increase in pretax earnings. Volume growth was driven by increased shipments of home-care products in Argentina and Mexico. Pretax earnings reflected the benefit of price increases and higher sales, substantially offset by increased commodity costs and marketing spending to support new cleaning products in certain markets.
Outlook
For fiscal 2007, Clorox continues to anticipate sales growth within its previously communicated long-term target range of 3-5 percent. The fiscal year outlook includes the impact of the previously announced acquisition of Colgate-Palmolive Company’s bleach business in Canada and Latin America. The company now anticipates the acquisition to reduce diluted earnings per share by about 2 cents in the second half of the fiscal year. In addition, fiscal 2007 outlook continues to include about 8-9 cents diluted EPS of transition and restructuring costs associated with the previously announced IT services agreement. The company’s tax rate for the fiscal year is anticipated to be in the range of about 35 percent, versus 32 percent in fiscal 2006, with some anticipated variability among quarters. The company anticipates that its third- and fourth-quarter tax rates will range around 34 to 36 percent, possibly slightly higher than 36 percent in the fourth quarter. The anticipated year-over-year increase in tax rate is primarily due to lower expected tax-settlement benefits versus fiscal 2006. Net of these factors, the company now anticipates fiscal 2007 diluted EPS from continuing operations in the range of $3.20-$3.28. This updated outlook includes the aforementioned 2 cent impact from the acquisition of the bleach business.
For the third quarter, the company continues to anticipate sales growth in the range of 3-5 percent and diluted EPS in the range of 74-80 cents. Volume growth may outpace sales growth due to anticipated higher spending to support brands facing competitive pressure. To help recover higher costs, the company increased prices on Kingsford® charcoal products, effective January 2007. For more information on price increases, visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com. The third-quarter outlook also includes 3-4 cents diluted EPS of incremental impact from transition and restructuring costs associated with the IT services agreement.
The company’s initial fourth-quarter outlook is for sales growth in the range of 3-5 percent and diluted EPS in the range of $1.10 to $1.16. This outlook anticipates solid gross margin growth and lower selling and administrative expenses, compared to the year-ago quarter. The year-ago quarter included compensation expense related to a voluntary review of the company’s historical stock option practices, and costs related to the retirement of the former chairman and CEO from his positions.
For more information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
•	Definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below)

•	Supplemental volume growth information

•	Supplemental sales growth information

•	Adjusted operating profit reconciliation information

•	Supplemental balance sheet and cash flow information

•	Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
Clorox to discuss corporate strategy in May
Clorox will host a conference for the investment community in New York on May 24, 2007. Don Knauss and members of the management team will present the company’s updated long-term strategy. The media and public will be able to listen to a live audio webcast of the presentation. Details will be posted at www.thecloroxcompany.com/investors/index closer to the event date.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation, including the litigation relating to the cumulative charge resulting from additional stock option compensation expenses relating to prior periods; international operations; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the company’s updated long-term strategy; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA (“Henkel”), including the sustainability of cash flows, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings. The company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations

Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396

Steve Austenfeld 510-271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net sales	$1,101	$1,064	$2,262	$2,168
Cost of products sold	639	628	1,302	1,266

Gross profit	462	436	960	902

Selling and administrative expenses	162	161	315	305
Advertising costs	109	99	226	212
Research and development costs	27	25	53	48
Restructuring costs	4	—	4	1
Interest expense	29	32	58	62
Other income, net	(5)	(1)	(7)	—

Earnings from continuing operations before income taxes	136	120	311	274
Income taxes on continuing operations	45	37	108	83

Earnings from continuing operations	91	83	203	191

Earnings from discontinued operations	5	—	5	1

Net earnings	$96	$83	$208	$192

Earnings per common share:
Basic
Continuing operations	$0.60	$0.56	$1.34	$1.27
Discontinued operations	0.03	—	0.03	0.01

Basic net earnings per common share	$0.63	$0.56	$1.37	$1.28

Diluted
Continuing operations	$0.59	$0.55	$1.32	$1.25
Discontinued operations	0.03	—	0.03	0.01

Diluted net earnings per common share	$0.62	$0.55	$1.35	$1.26

Weighted average common shares outstanding (in thousands)
Basic	151,413	150,080	151,278	150,457
Diluted	153,885	152,264	153,705	152,780

Segment Information
(Unaudited)
Dollars in millions
Second Quarter

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	12/31/2006	12/31/2005	Change(1)	12/31/2006	12/31/2005	Change(1)
Household Group — North America	$484	$495	-2%	$147	$161	-9%
Specialty Group	439	405	8%	107	82	30%
International	178	164	9%	34	33	3%
Corporate	—	—	—	(152)	(156)	3%

Total Company	$1,101	$1,064	3%	$136	$120	13%

Year To Date

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Six Months Ended		%	Six Months Ended		%
	12/31/2006	12/31/2005	Change(1)	12/31/2006	12/31/2005	Change(1)
Household Group — North America	$1,033	$1,019	1%	$325	$331	-2%
Specialty Group	890	830	7%	216	171	26%
International	339	319	6%	68	68	0%
Corporate	—	—	—	(298)	(296)	-1%

Total Company	$2,262	$2,168	4%	$311	$274	14%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	12/31/2006	6/30/2006	12/31/2005
Assets
Current assets
Cash and equivalents	$179	$192	$273
Receivables, net	393	435	377
Inventories	340	292	359
Other current assets	67	88	58

Total current assets	979	1,007	1,067
Property, plant and equipment, net	985	1,004	993
Goodwill	801	744	747
Trademarks and other intangible assets, net	608	604	595
Other assets	251	257	165

Total assets	$3,624	$3,616	$3,567

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$126	$156	$521
Current maturities of long-term debt	651	152	3
Accounts payable	283	329	274
Accrued liabilities	435	474	450
Income taxes payable	24	19	24

Total current liabilities	1,519	1,130	1,272
Long-term debt	1,464	1,966	2,119
Other liabilities	562	547	631
Deferred income taxes	112	129	73

Total liabilities	3,657	3,772	4,095

Contingencies
Stockholders’ deficit
Common stock	159	250	250
Additional paid-in capital	437	397	342
Retained earnings	7	3,939	3,781
Treasury shares	(428)	(4,527)	(4,570)
Accumulated other comprehensive net losses	(208)	(215)	(331)

Stockholders’ deficit	(33)	(156)	(528)

Total liabilities and stockholders’ deficit	$3,624	$3,616	$3,567

Note:	During the second quarter of fiscal year 2007, Clorox retired 91 million shares of its treasury stock. As a result of the retirement, treasury stock was reduced by $4,137 and common stock and retained earnings were reduced by $91 and $4,046, respectively. There was no impact to the company’s overall equity position as a result of the retirement.

The Clorox Company

Supplemental Information — Volume Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD	Major Drivers of Change
Laundry / Home Care	-2%	5%	3%	-5%	0%	1%	-6%	-2%	Q2 decrease driven by impact of prior-year price increases on bleach and Tilex products, and competitive activity in color-safe bleach and disinfecting wipes, partially offset by strength in Pine-Sol products.
Water Filtration /Canada / Auto / PPD*	5%	0%	-15%	3%	-2%	-5%	-3%	-4%	Q2 decline due to prior-year price increases in Auto and Brita and soft consumption in Brita.
Total Household Group — North America	0%	4%	-3%	-3%	-1%	0%	-5%	-3%
Bags & Wraps	-7%	1%	-1%	-6%	-3%	-7%	-6%	-6%	Q2 decrease reflects prior-year price increases in Glad, prior-year launch of Glad ForceFlex with OdorShield trash bags, and competitive activity in the trash category.
Litter / Food / Charcoal	3%	-2%	3%	2%	2%	1%	6%	3%	Q2 growth due to strong results in cat litter behind activated carbon product improvement and strength in charcoal due to warm weather trends.
Total Specialty Group	-1%	0%	2%	0%	0%	-2%	0%	-1%
Total International	14%	1%	4%	6%	6%	1%	10%	6%	Q2 increase behind strong results in Argentina, Mexico and Venezuela due to new products and category growth.
Total Clorox	1%	2%	0%	-1%	1%	-1%	-1%	-1%
* Professional Products Division

The Clorox Company

Supplemental Information — Sales Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD	Major Drivers of Change
Laundry / Home Care	1%	7%	8%	2%	4%	4%	-4%	0%	Q2 decrease reflects lower shipments and higher trade spending, partially offset by the benefit of prior-year price increases.
Water Filtration /Canada / Auto / PPD*	8%	5%	-4%	13%	5%	6%	1%	4%	Q2 increase driven by favorable currency and the benefit of prior-year price increases, partially offset by lower shipments.
Total Household Group — North America	3%	6%	4%	6%	5%	5%	-2%	1%
Bags & Wraps	6%	14%	16%	6%	11%	6%	6%	6%	Q2 increase due to favorable product mix in the trash category and the benefit of prior-year price increases.
Litter / Food / Charcoal	1%	-1%	5%	3%	2%	6%	11%	8%	Q2 growth behind higher shipments of litter and charcoal and the benefit of prior-year price increases.
Total Specialty Group	3%	6%	9%	5%	6%	6%	8%	7%
Total International	21%	6%	7%	3%	9%	4%	9%	6%	Q2 sales increase driven by higher shipments and price increases across the segment, partially offset by unfavorable mix.
Total Clorox	5%	6%	7%	5%	6%	5%	3%	4%
* Professional Products Division

The Clorox Company

Adjusted Operating Profit (Unaudited) (1)
Reconciliation schedule of adjusted operating profit to earnings from continuing operations before income taxes
Dollars in millions

	Three months ended		Six months ended
	12/31/06	12/31/05	12/31/06	12/31/05
Net sales	$1,101	$1,064	$2,262	$2,168

Gross profit	$462	$436	$960	$902
Gross margin (2)	42.0%	41.0%	42.4%	41.6%

Adjusted operating expenses (3)	$298	$285	$594	$565

Adjusted operating profit (4)	$164	$151	$366	$337
Adjusted operating profit margin (2) (4)	14.9%	14.2%	16.2%	15.5%

Restructuring costs	$4	$—	$4	$1
Interest expense	$29	$32	$58	$62
Other income, net	($5)	($1)	($7)	$—

Earnings from continuing operations before income taxes	$136	$120	$311	$274

(1)	In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Management believes the presentation of adjusted operating profit and margin provides additional useful information to investors about current trends in the business. Adjusted operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

(2)	Percentages based on rounded numbers.

(3)	Adjusted operating expenses = selling and administrative expenses, advertising costs and research and development costs.

(4)	Adjusted operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring costs, interest expense and other income, net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited). Adjusted operating profit margin is a measure of adjusted operating profit as a percentage of net sales.

The Clorox Company

Supplemental Information — Balance Sheet
(Unaudited)
As of Dec. 31, 2006
Working Capital Update

	Q2
	FY 2007	FY 2006	Change	Days(5)	Days(5)
	($ millions)	($ millions)	($ millions)	FY 2007	FY 2006	Change
Receivables, net	$393	$377	$16	31	31	0 days
Inventories	$340	$359	$(19)	47	50	-3 days
Accounts payable(1)	$283	$274	$9	40	41	-1 days
Accrued liabilities	$435	$450	$(15)
Total WC(2)	$58	$46	$12
Total WC % net sales(3)	+1.3%	+1.1%
Avg WC(2)	$42	$52	$(10)
Avg WC % net sales(4)	+1.0%	+1.2%
•	Receivables increased primarily as a result of higher sales due to price increases.

•	Inventory decreased mainly due to lower commodity costs and higher prior-year inventories related to new product launches.

•	Accounts payable increased primarily due to timing of payments.

•	Accrued liabilities declined primarily due to timing of payments and lower inventory balances.
Supplemental Information — Cash Flow
(Unaudited)
As of Dec. 31, 2006
Capital expenditures were $37 million (YTD = $68 million)
Depreciation and amortization was $49 million (YTD = $95 million)
Cash provided by operations
Net cash provided by operations in the second quarter was $122 million, compared with $142 million provided by operations in the year-ago quarter. The year-over-year decrease was primarily due to timing of tax payments and cash flow from discontinued operations in the year-ago quarter.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].

(2)	Working capital is defined in this context as current assets minus current liabilities excluding cash and short-term debt. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(3)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(4)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(5)	Days calculations based on a two points average.